SCHEDULE 14C
(RULE 14C-101)
INFORMATION REQUIRED IN INFORMATION STATEMENT
SCHEDULE 14C INFORMATION
INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE SECURITIES
EXCHANGE ACT OF 1934

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BNY Mellon Strategic Funds, Inc.

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BNY MELLON SELECT MANAGERS SMALL CAP GROWTH FUND

c/o BNY Mellon Investment Adviser, Inc.
240 Greenwich Street

New York, New York 10286

Dear Shareholder:

The enclosed document is for informational purposes only. You are not being asked to vote or take action on any matter. The enclosed document relates to changes involving a current sub-adviser for BNY Mellon Select Managers Small Cap Growth Fund (the "Fund"), a series of BNY Mellon Strategic Funds, Inc. (the "Company").

Specifically, the Board of Directors of the Company (the "Board") approved a new sub-investment advisory agreement (the "Current Redwood Sub-Advisory Agreement"), on behalf of the Fund, between BNY Mellon Investment Adviser, Inc., the Fund's investment adviser (the "Adviser"), and Redwood Investments, LLC ("Redwood"). Redwood has served as a sub-adviser for the Fund since May 2017. Due to a change in the ownership and organizational structure of Redwood effective January 31, 2024, the sub-investment advisory agreement (the "Initial Redwood Sub-Advisory Agreement") between the Adviser, on behalf of the Fund, and Redwood was terminated in accordance with the terms of said Agreement and the Investment Company Act of 1940, as amended. To enable Redwood to continue to provide sub-investment advisory services to the Fund, the Board approved the Current Redwood Sub-Advisory Agreement, which is substantially similar in material respects to the Initial Redwood Sub-Advisory Agreement. Under the Current Redwood Sub-Advisory Agreement, as under the Initial Redwood Sub-Advisory Agreement, the Adviser, and not the Fund, compensates Redwood out of the fee the Adviser receives from the Fund. It is anticipated that the change in the ownership and organizational structure of Redwood and the implementation of the Current Redwood Sub-Advisory Agreement will not have any effect on the services provided to the Fund by Redwood, and that Redwood will continue to manage its allocated portion of the Fund's investment portfolio in the same manner as it had done under the Initial Redwood Sub-Advisory Agreement.

Further information about Redwood and the Board's approval of the Current Redwood Sub-Advisory Agreement is contained in the enclosed document, which you should review carefully. If you have any questions or need additional information, please call 1-800-373-9387.

Sincerely, /s/ Sarah Kelleher
Sarah Kelleher Assistant Secretary BNY Mellon Strategic Funds, Inc.

April 23, 2024

BNY Mellon select managers small cap GROWTH fund
c/o BNY Mellon Investment Adviser, Inc.

240 Greenwich Street

New York, New York 10286

Information Statement

This Information Statement is being furnished by the Board of Directors (the "Board") of BNY Mellon Strategic Funds, Inc. (the "Company"), on behalf of BNY Mellon Select Managers Small Cap Growth Fund (the "Fund"), a series of the Company, to inform shareholders of the Fund about changes in the ownership and organizational structure of Redwood Investments, LLC ("Redwood"), which has been a sub-adviser for the Fund since May 2017.

Due to the change in the ownership and organizational structure of Redwood effective January 31, 2024, the sub-investment advisory agreement (the "Initial Redwood Sub-Advisory Agreement") between BNY Mellon Investment Adviser, Inc., the Fund's investment adviser (the "Adviser"), on behalf of the Fund, and Redwood was terminated in accordance with the terms of the Initial Redwood Sub-Advisory Agreement and the Investment Company Act of 1940, as amended (the "1940 Act"). To enable Redwood to continue to provide sub-investment advisory services to the Fund, the Board approved a new sub-investment advisory agreement (the "Current Redwood Sub-Advisory Agreement"), on behalf of the Fund, between the Adviser and Redwood. The Current Redwood Sub-Advisory Agreement was approved by the Board upon the recommendation of the Adviser, without shareholder approval, as is permitted by the exemptive order of the U.S. Securities and Exchange Commission (the "SEC") issued to the Company and the Adviser (the "Exemptive Order").

This Information Statement is being mailed on or about April 23, 2024 to shareholders of record of the Fund as of April 3, 2024. Please note that only one Information Statement may be delivered to two or more shareholders of the Fund who share an address, unless such shareholders have given instructions to the contrary. To request a separate copy of the Information Statement, shareholders should contact the Fund at the address or phone number listed below for the Fund.

The principal executive office of the Fund is located at 240 Greenwich Street, New York, New York 10286. For a free copy of the Fund's prospectus, dated September 29, 2023, or Annual Report or Semi-Annual Report, by please call your financial adviser, or call 1-800-645-6561, visit www.im.bnymellon.com or write to the Fund at BNY Mellon Shareholder Services, P.O. Box 534434, Pittsburgh, Pennsylvania 15253-4434.

Important Notice Regarding Internet Availability THIS INFORMATION STATEMENT and The Letter to Shareholders ARE AVAILABLE AT https://im.bnymellon.com/proxy

We are not asking you for a proxy and
you are requested not to send us a proxy.

INTRODUCTION

The Fund uses a "multi-manager" approach by selecting one or more sub-advisers to manage the Fund's assets. Section 15(a) of the 1940 Act, generally requires the shareholders of a mutual fund to approve an agreement pursuant to which a person serves as the investment adviser or sub-adviser for the mutual fund. The Company, on behalf of the Fund, and the Adviser have obtained the Exemptive Order from the SEC, which permits the Fund and the Adviser, subject to certain conditions and approval by the Board, to hire, terminate or replace sub-advisers and to modify material terms and conditions of sub-investment advisory arrangements with such sub-advisers without shareholder approval. The Adviser has ultimate responsibility (subject to oversight by the Board) to supervise the sub-advisers and recommend the hiring, termination, and replacement of the sub-advisers to the Board. The Exemptive Order also relieves the Fund from disclosing the sub-investment advisory fees paid by the Adviser to unaffiliated sub-advisers in documents filed with the SEC and provided to shareholders.

The Fund and the Adviser have agreed to comply with certain conditions when acting in reliance on the relief granted in the Exemptive Order. These conditions require, among other things, that Fund shareholders be notified of the retention of a sub-adviser and be provided with information about the sub-adviser within 90 days of the effective date of the sub-adviser's retention. This Information Statement provides such notice of the changes and presents details regarding Redwood and the Current Redwood Sub-Advisory Agreement.

INVESTMENT ADVISER

The investment adviser for the fund is BNY Mellon Investment Adviser, Inc., 240 Greenwich Street, New York, New York 10286. As of January 31, 2024, the Adviser managed approximately $341 billion in 105 mutual fund portfolios. For the past fiscal year, the Fund paid the Adviser a management fee at the effective annual rate of .86% of the value of the Fund's average daily net assets. The Adviser is the primary mutual fund business of The Bank of New York Mellon Corporation ("BNY Mellon"), a global investments company dedicated to helping its clients manage and service their financial assets throughout the investment lifecycle. Whether providing financial services for institutions, corporations or individual investors, BNY Mellon delivers informed investment management and investment services in 35 countries. BNY Mellon is a leading investment management and investment services company, uniquely focused to help clients manage and move their financial assets in the rapidly changing global marketplace. BNY Mellon has $45.7 trillion in assets under custody and administration and $1.8 trillion in assets under management. BNY Mellon is the corporate brand of The Bank of New York Mellon Corporation. BNY Mellon Investment Management is one of the world's leading investment management organizations, and one of the top U.S. wealth managers, encompassing BNY Mellon's affiliated investment management firms, wealth management services and global distribution companies. Additional information is available at www.bnymellon.com.

The Adviser provides management services to the Fund pursuant to the management agreement (the "Management Agreement") between the Company, on behalf of the Fund, and the Adviser, dated August 24, 1994, as amended June 3, 2019. Pursuant to the Management Agreement, the Adviser provides investment management of the Fund's portfolio in accordance with the Fund's investment objective and policies as stated in the Fund's Prospectus and Statement of Additional Information as from time to time in effect. The Management Agreement permits the Adviser to enter into sub-investment advisory agreements with one or more sub-advisers. In connection therewith, the Adviser has overall supervisory responsibility for the general management and investment of the Fund's portfolio, and, subject to review and approval by the Board: (i) sets the Fund's overall investment strategies; (ii) evaluates, selects, and recommends sub-advisers to manage all or a portion of the Fund's assets; (iii) when appropriate, allocates and reallocates the Fund's assets among sub-advisers; (iv) monitors and evaluates the performance of the Fund's sub-advisers, including the sub-advisers' compliance with the investment objective, policies, and restrictions of the Fund; (v) implements procedures to ensure that the sub-advisers comply with the Fund's investment objective, policies, and restrictions; and (vi) recommends whether a sub-adviser to the Fund should be terminated.

The Adviser serves as the Fund's portfolio allocation manager. Elena Goncharova is primarily responsible for the evaluation, recommendation and monitoring of sub-advisers for the Fund.  Ms. Goncharova is a portfolio manager and investment strategist with BNY Mellon Advisors, Inc., a registered investment adviser. She has been employed by BNY Mellon since 2012. Ms. Goncharova also is an employee of the Adviser, since 2018, and performs her responsibilities for the Fund in her capacity as an employee of the Adviser.

The Management Agreement is subject to annual approval by (i) the Board or (ii) vote of a majority of the Fund's outstanding voting securities (as defined in the 1940 Act), provided that in either event the continuance also is approved by a majority of the Board members who are not "interested persons" (as that term is defined in the 1940 Act) of the Fund or the Adviser (the "Independent Directors"), by vote cast in person at a meeting called for the purpose of voting on such approval. The Management Agreement is terminable without penalty, on 60 days' notice, by the Board or by vote of the holders of a majority of the Fund's outstanding voting securities, or, on not less than 90 days' notice, by the Adviser. The Management Agreement will terminate automatically in the event of its assignment (as defined in the 1940 Act). The Management Agreement provides that the Adviser shall exercise its best judgment in rendering services to the Fund and that the Adviser will not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund, except by reason of willful misfeasance, bad faith or gross negligence in the performance of the Adviser's duties, or by reason of the Adviser's reckless disregard of its obligations and duties, under the Management Agreement. The Management Agreement was last approved by the Board, with respect to the Fund, at a meeting held on October 30-31, 2023 (the "October Meeting"), and by the Fund's initial shareholder on April 26, 2010. A discussion regarding the basis for the Board approving the Management Agreement is available in the Fund's semi-annual report for the six-month period ended November 30, 2023.

The Fund has agreed to pay the Adviser a management fee at an annual rate of .90% of the value of the Fund's average daily net assets. The Adviser has contractually agreed, until September 29, 2024, to waive receipt of its fees and/or assume the direct expenses of the Fund so that the direct expenses of Class A, C, I and Y shares of the Fund (excluding Rule 12b-1 fees, shareholder services fees, taxes, interest expense, brokerage commissions, commitment fees on borrowings and extraordinary expenses) do not exceed 1.05%, 1.05%, 1.05% and .98% of the value of the respective class's average daily net assets. On or after September 29, 2024, the Adviser may terminate this expense limitation agreement at any time. For the Fund's fiscal years ended November 30, 2023, 2022 and 2021, the Fund paid the Adviser $2,558,616, $6,022,413 and $5,725,523, respectively, pursuant to the Management Agreement.

changes Involving A current sub-adviser

Overview

Redwood has served as a sub-adviser for the Fund, managing an allocated portion of the Fund's investment portfolio, since May 2017. The target percentage of the Fund's assets allocated to Redwood is approximately 15%. The Board, including a majority of the Independent Directors, considered and re-approved the Initial Redwood Sub-Advisory Agreement at the October Meeting.

At an in-person Board meeting held on March 7, 2024 (the "March Meeting"), the Board discussed the acquisition of Redwood by Alger Group Holdings, LLC ("Alger"), effective January 31, 2024 (the "Transaction"). As a result of the Transaction, Redwood became a wholly-owned subsidiary of Alger, a privately-held, women-owned and minority-led growth equity investment manager, founded in 1964. In announcing the transaction, Alger stated that Redwood would maintain its independent investment process and team, led by Co-founders, Co-Chief Investment Officers and Managing Partners, Jennifer K. Silver and Michael J. Mufson.

At the March Meeting, the Board considered that the Transaction resulted in a change of control of Redwood, and, consequently, the assignment and automatic termination of the Initial Redwood Sub-Advisory Agreement, pursuant to its terms and the applicable provisions of the 1940 Act. In order for Redwood to provide sub-investment advisory services to the Fund after consummation of the Transaction, the Board, including a majority of the Independent Directors, approved (i) the continuation of Redwood as a sub-adviser for the Fund and (ii) the Current Redwood Sub-Advisory Agreement. The Current Redwood Sub-Advisory Agreement is substantially similar in material respects to the Initial Redwood Sub-Advisory Agreement. The fee payable to Redwood by the Adviser, and the scope of services that Redwood is required to provide in managing its allocated portion of the Fund's portfolio, are the same under the Current Redwood Sub-Advisory Agreement and the Initial Redwood Sub-Advisory Agreement.

Redwood

Redwood, located at One Gateway Center, Suite 802, Newton, Massachusetts 02458, is a registered investment adviser formed in 2004. As of December 31, 2023, Redwood had approximately $1.7 billion in assets under management.

In managing the portion of the Fund's assets allocated to it, Redwood strives to identify high-quality companies with attractive valuations that the portfolio management team projects will surpass consensus earnings expectations over the next several years due to sustainable and structural competitive advantages. Redwood's stock selection process utilizes a combination of bottom-up fundamental and quantitative analysis. The key determinants for all investment decisions come from fundamental research conducted by the investment team. The research strives to identify the critical variables that will enable a company to grow earnings and cash flows at a rate exceeding the consensus forecast. Stock selection decisions are made by Redwood's small cap growth investment team after each recommendation has been fully vetted and evaluated on its merits. Redwood's portfolio managers use a combination of systematic risk tools and investment experience to measure, monitor and manage portfolio risk with the objective of building a portfolio that seeks to maximize excess return while managing risk. Redwood generally sells a stock if it determines the original investment thesis is broken, there has been an adverse change in fundamentals, the valuation is no longer attractive, or a new idea provides a better relative return potential than an existing holding.

As of December 31, 2023, Redwood managed approximately 13.2% of the Fund's assets, with a target percentage allocation of 15%. The Fund's average annual total return for its Class I shares for the 1-year,

3-year, 5-year and 10-year periods ended December 31, 2023 was 12.44%, -3.28%, 9.23%, and 6.53%, respectively. Redwood's average annual total return, with respect to the Fund's assets allocated to Redwood, for the 1-year, 3-year and 5-year periods and the period since Redwood's commencement as a sub-adviser ended December 31, 2023, was 8.68%, -4.67%, 7.82% and 5.84%, respectively.

Jennifer K. Silver, CFA, Michael J. Mufson, CFA, Alexander Makkas and Ezra S. Samet, CFA are the primary portfolio managers responsible for the day-to-day management of the portion of the Fund's portfolio managed by Redwood, positions they have held since May 2017 with respect to Ms. Silver and Messrs. Mufson and Samet and since August 2018 with respect to Mr. Makkas. Ms. Silver and Mr. Mufson are managing partners and portfolio managers with Redwood, which they co-founded. Messrs. Samet and Makkas are portfolio managers and analysts with Redwood, which they joined in 2006 and 2018, respectively.

Redwood is not affiliated with the Adviser, and Redwood discharges its responsibilities subject to the oversight and supervision of the Adviser. Under the Current Redwood Sub-Advisory Agreement, the Adviser, and not the Fund, compensates Redwood out of the fee the Adviser receives from the Fund.1 There will be no increase in the advisory fees paid by the Fund to the Adviser as a consequence of the continuation of Redwood as a sub-adviser for the Fund or the implementation of the Current Redwood Sub-Advisory Agreement. The fees paid by the Adviser to Redwood depend upon the fee rates negotiated by the Adviser and on the percentage of the Fund's assets allocated to Redwood. In accordance with procedures adopted by the Board, Redwood may effect Fund portfolio transactions through an affiliated broker-dealer and the affiliated broker-dealer may receive brokerage commissions in connection therewith as permitted by applicable law.

The following is a list of persons (to the extent known by the Fund) who are deemed to control Redwood by virtue of ownership of stock or other interests of Redwood: Jennifer K. Silver, Michael J. Mufson and Alger Group Holdings, LLC.

Current Redwood Sub-Advisory Agreement

The Current Redwood Sub-Advisory Agreement was approved by the Board at the March Meeting, at which it was determined that the consummation of the Transaction terminated the Initial Redwood Sub-Advisory Agreement pursuant to its terms and the applicable provisions of the 1940 Act. The Current Redwood Sub-Advisory Agreement will continue until November 30, 2024, and thereafter is subject to annual approval by the Board, including a majority of the Independent Directors.

The Current Redwood Sub-Advisory Agreement is substantially similar in material respects to the Initial Redwood Sub-Advisory Agreement. The fee payable to Redwood by the Adviser, and the scope of services that Redwood is required to provide in managing its allocated portion of the Fund's portfolio, are the same under the Current Redwood Sub-Advisory Agreement and the Initial Redwood Sub-Advisory Agreement.

The Current Redwood Sub-Advisory Agreement provides that, subject to the supervision and approval of the Adviser and the Board, Redwood provide investment management of the portion of the Fund's assets allocated to it. Redwood, among other duties, will obtain and provide investment research and supervise the Fund's investments with respect to the portion of the Fund's assets allocated to it and will conduct a

1	The advisory fee rate is not disclosed pursuant to reliance on an exemptive order granted by the SEC, which permits sub-investment advisory fees to be disclosed only in the aggregate for multiple sub-advisers in a manager of managers arrangement.

continuous program of investment, evaluation and, if appropriate, sale and reinvestment of the Fund's assets allocated to it, including the placing of portfolio transactions for execution either directly with the issuer or with any broker or dealer, foreign currency dealer, futures commission merchant, counterparty or others. Redwood also will perform certain other administrative and compliance-related functions in connection with the management of its allocated portion of the Fund's assets. The Current Redwood Sub-Advisory Agreement provides that Redwood shall exercise its best judgment in rendering services to the Fund and that Redwood will not be liable for any error of judgment or mistake of law or for any loss suffered by the Company, the Fund or the Adviser, except by reason of willful misfeasance, bad faith or gross negligence in the performance of Redwood's duties, or by reason of Redwood's reckless disregard of its obligations and duties, under the Current Redwood Sub-Advisory Agreement.

The Current Redwood Sub-Advisory Agreement provides that Redwood be compensated based on the average daily net assets of the Fund allocated to Redwood. Redwood is compensated from the management fee that the Adviser receives from the Fund. Redwood will bear all the expenses it incurs in connection with the performance of its services under the Current Redwood Sub-Advisory Agreement. All other expenses to be incurred in the operation of the Fund (other than those borne by the Adviser) will be borne by the Fund, except to the extent specifically assumed by Redwood.

The Current Redwood Sub-Advisory Agreement may be terminated at any time, without the payment of any penalty, by: (i) the Adviser on not more than 60 days' notice to Redwood; (ii) the Board or by vote of the holders of a majority of the Fund's outstanding voting securities on not more than 60 days' notice to Redwood; or (iii) Redwood on not less than 90 days' notice to the Company and the Adviser. The Current Redwood Sub-Advisory Agreement provides that it will terminate automatically in the event of its assignment. In addition, the Current Redwood Sub-Advisory Agreement provides that it will terminate if the Management Agreement terminates for any reason.

Considerations of the Board

At the March Meeting, the Board discussed the Transaction with representatives of the Adviser, as well as the terms of the Current Redwood Sub-Advisory Agreement and the implications, if any, the Transaction had for Redwood's performance as a sub-adviser to the Fund. At the March Meeting, representatives of the Adviser confirmed that there would be no change in Redwood's investment process for managing its allocated portion of the Fund's investment portfolio as a result of the Transaction and no diminution in the nature, extent or quality of the services provided to the Fund in connection with implementation of the Current Redwood Sub-Advisory Agreement.

At the March Meeting, the Adviser recommended the approval of the Current Redwood Sub-Advisory Agreement, pursuant to which Redwood would continue to serve as a sub-adviser to the Fund. The recommendation for the approval of the Current Redwood Sub-Advisory Agreement was based on the following considerations, among others: (i) the Transaction was not expected to have a material impact on the nature, extent or quality of the sub-investment advisory services that Redwood provides to the Fund; (ii) the Redwood personnel who have been principally responsible for managing Redwood's allocated portion of the Fund's investment portfolio would continue to serve in their respective senior capacities with Redwood; and (iii) the terms of the Current Redwood Sub-Advisory Agreement were substantially the similar in material respects to the Initial Redwood Sub-Advisory Agreement. The Board also considered the fact that the Adviser continued to express confidence in Redwood and its investment management capabilities.

At the March Meeting, the Board, including a majority of the Independent Directors, considered and approved the Current Redwood Sub-Advisory Agreement. In determining whether to approve the Current Redwood Sub-Advisory Agreement, the Board, including a majority of the Independent Directors, considered information presented to them as part of the annual agreement review process at the October Meeting and materials prepared by the Adviser received in advance of the October Meeting and the March Meeting and other information, which included: (i) a copy of a form of the Current Redwood Sub-Advisory Agreement; (ii) information regarding the Transaction and the Adviser's rationale for retaining Redwood following the closing of the Transaction; (iii) information regarding Redwood's investment process; (iv) information regarding Redwood's reputation, investment management business, personnel, and operations, and the effect that the Transaction may have on Redwood's business and operations; (v) information regarding Redwood's brokerage and trading policies and practices; (vi) information regarding the level of sub-investment advisory fees charged by Redwood; (vii) information regarding Redwood's historical performance returns managing its allocated portion of the Fund's portfolio, including information comparing that performance to a relevant index; (viii) information regarding Redwood's compliance program; and (ix) Redwood's Form ADV. The Board also considered the substance of discussions with representatives of the Adviser at the March Meeting. Additionally, the Board reviewed materials supplied by counsel that were prepared for use by the Board in fulfilling its duties under the 1940 Act.

Nature, Extent and Quality of Services to be Provided by Redwood. In examining the nature, extent and quality of the services that had been furnished by Redwood to the Fund under the Initial Redwood Sub-Advisory Agreement, and were expected to be provided by Redwood to the Fund under the Current Redwood Sub-Advisory Agreement, the Board considered: (i) Redwood's organization, history, reputation, qualification and background, as well as the qualifications of its personnel; (ii) Redwood's expertise in providing portfolio management services to the Fund and the performance history of Redwood's allocated portion of the Fund's portfolio; (iii) Redwood's investment strategy for the Fund; (iv) Redwood's long- and short-term performance relative to an unmanaged index; and (v) Redwood's compliance program. The Board also considered the review process undertaken by the Adviser and the Adviser's favorable assessment of the nature and quality of the sub-investment advisory services provided to the Fund by Redwood. The Board also noted that the executive and portfolio management teams of Redwood were expected to stay in place after consummation of the Transaction. The Board concluded that the Fund and its shareholders would continue to benefit from the quality and experience of Redwood's investment professionals. Based on its consideration and review of the foregoing information, the Board concluded that the nature, extent and quality of the sub-investment advisory services provided by Redwood under the Initial Redwood Sub-Advisory Agreement, as well as Redwood's ability to render such services based on its experience, operations and resources, were adequate and appropriate for the Fund in light of the Fund's investment objective, and supported a decision to approve the Current Redwood Sub-Advisory Agreement.

Investment Performance of Redwood. The Board considered Redwood's investment performance in managing its allocated portion of the Fund's portfolio as a factor in evaluating the Current Redwood Sub-Advisory Agreement. The Board compared this historical performance to a relevant benchmark and concluded that Redwood's historical performance record in managing its allocated portion of the Fund's investment portfolio, when viewed together with the other factors considered by the Board, supported a decision to approve the Current Redwood Sub-Advisory Agreement.

Costs of Services to be Provided and Profitability. The Board considered the proposed fee payable under the Current Redwood Sub-Advisory Agreement, noting that the proposed fee would be paid by the Adviser and, thus, would not impact the fees paid by the Fund. The Board recognized that, because Redwood's fee would be paid by the Adviser, and not the Fund, an analysis of profitability was more appropriate in the context of the Board's consideration of the Management Agreement and, therefore, the Board received and considered at the October Meeting a profitability analysis of the Adviser and its affiliates. The Board noted that the fee payable to Redwood by the Adviser under the Current Redwood Sub-Advisory Agreement was the same as that payable under the Initial Redwood Sub-Advisory

Agreement and, thus, approval of the Current Redwood Sub-Advisory Agreement had no impact on the Adviser's profitability. The Board concluded that the proposed fee payable to Redwood by the Adviser with respect to the assets to be allocated to Redwood in its capacity as sub-adviser was reasonable and appropriate and the Adviser's profitability was not excessive in light of the nature, extent and quality of the services provided to the Fund by the Adviser and Redwood under the Current Redwood Sub-Advisory Agreement.

Economies of Scale to be Realized. The Board recognized that, because Redwood's fee would continue to be paid by the Adviser, and not the Fund, an analysis of economies of scale was more appropriate in the context of the Board's consideration of the Management Agreement. Accordingly, consideration of economies of scale with respect to Redwood was not relevant to the Board's determination to approve the Current Redwood Sub-Advisory Agreement.

The Board also considered whether there were any ancillary benefits that accrued to Redwood as a result of Redwood's relationship with the Fund. The Board concluded that Redwood may direct Fund brokerage transactions to certain brokers to obtain research and other services. However, the Board noted that Redwood was required to select brokers who met the Fund's requirements for seeking best execution, and that the Adviser monitored and evaluated Redwood's trade execution with respect to Fund brokerage transactions on a quarterly basis and provided reports to the Board on these matters. The Board concluded that the benefits that had accrued and were expected to continue to accrue to Redwood by virtue of its relationship with the Fund were reasonable.

In considering the materials and information described above, the Independent Directors received assistance from, and met separately with, their independent legal counsel, and were provided with a written description of their statutory responsibilities and the legal standards that are applicable to the approval of investment advisory and sub-investment advisory agreements.

After full consideration of the factors discussed above, with no single factor identified as being of paramount importance, the Board, including a majority of the Independent Directors, with the assistance of independent legal counsel, concluded that the approval of the Current Redwood Sub-Advisory Agreement was in the best interests of the Fund, and approved the Current Redwood Sub-Advisory Agreement for the Fund.

GENERAL INFORMATION

Other Fund Service Providers

BNY Mellon Securities Corporation ("BNYMSC"), a wholly-owned subsidiary of the Adviser, located at 240 Greenwich Street, New York, New York 10286, serves as distributor (i.e., principal underwriter) of the Fund's shares pursuant to a distribution agreement between the Company and BNYMSC.

The Bank of New York Mellon, an affiliate of the Adviser, located at 240 Greenwich Street, New York, New York 10286, serves as the Fund's custodian.

BNY Mellon Transfer, Inc., a wholly-owned subsidiary of the Adviser, located at 240 Greenwich Street, New York, New York 10286, serves as the Fund's transfer and dividend disbursing agent.

Payments to Affiliated Brokers

During the Fund's most recent fiscal year ended May 31, 2023, the Fund did not pay any commissions to affiliated brokers.

Certain Beneficial Ownership

As of December 29, 2023, the Fund had 7,574,358.752 total shares of common stock issued and outstanding. Set forth below is information as to those shareholders known by the Company to own of record or beneficially 5% or more of the indicated class of the Fund's outstanding voting shares as of December 29, 2023.

Name and Address	Amount of Outstanding Shares Held	Percentage of Outstanding Shares of Class Held

Class A

Charles Schwab & Company Inc 211 Main Street San Francisco, CA 94105	9,924.571	19.1293%

National Financial Services LLC 499 Washington Boulevard, 4th Floor Jersey City, NJ 07310-1995	9,732.054	18.7583%

Pershing LLC P.O. Box 2052 Jersey City, NJ 07303-2052	4,964.716	9.5694%

Kenneth Cohen & Marilyn Oberstein Groton, CT	4,495.082	8.6642%

Edward Burger Austin, TX	3,499.685	6.7456%

The Bank of New York Mellon, Custodian Pembroke, NH	3,454.945	6.6593%

Wells Fargo Clearing Services 2801 Market Street Saint Louis, MO 63103-2523	3,060.413	5.8989%

Class C

Pershing LLC P.O. Box 2052 Jersey City, NJ 07303-2052	8,496.251	87.7804%

LPL Financial 4707 Executive Drive San Diego, CA 92121-3091	622.593	6.4324%

Class I

National Financial Services LLC 499 Washington Boulevard, 4th Floor Jersey City, NJ 07310-1995	102,615.049	31.5677%

Charles Schwab Company Inc. 211 Main Street San Francisco, CA 94105	67,557.895	20.7830%

Pershing LLC P.O. Box 2052 Jersey City, NJ 07303-2052	24,475.064	7.5293%

Keybank NA P.O. Box 94871 Cleveland, OH 44101-4871	18,498.152	5.6906%

Class Y

SEI Private Trust Company One Freedom Valley Drive Oaks, PA 19456-9989	6,604,179.840	91.8812%

Mac & Co 500 Grant Street Pittsburgh, PA 15258	583,554.693	8.1188%

Under the 1940 Act, a shareholder that beneficially owns, directly or indirectly, more than 25% of the Fund's outstanding voting securities may be deemed a "control person" (as defined in the 1940 Act) of the Fund.

As of December 29, 2023, none of the Directors or officers of the Company owned any of the Fund's outstanding shares of common stock.

OTHER MATTERS

Under the proxy rules of the SEC, shareholder proposals meeting requirements contained in those rules may, under certain conditions, be included in the Fund's proxy materials for a particular meeting of shareholders. One of these conditions relates to the timely receipt by the Fund of any such proposal. Since the Fund does not have regular annual meetings of shareholders, under these rules, proposals submitted for inclusion in the proxy materials for a particular meeting must be received by the Fund a reasonable time before the solicitation of proxies for the meeting is made. The fact that the Fund receives a shareholder proposal in a timely manner does not ensure its inclusion in proxy materials since there are other requirements in the proxy rules relating to such inclusion.